                                              [ELI LILLY AND COMPANY LETTERHEAD]


WWW.LILLY.COM
DATE: April 22, 2003



FOR RELEASE: on April 22, 2003 at 7:00 am New York Time
REFER TO: (317) 276-5795 - Terra L. Fox




          ROBUST SALES GROWTH DRIVES LILLY'S FIRST-QUARTER PERFORMANCE Zyprexa and Other Key Products Deliver Strong Double-Digit Sales Growth
                 and Recent New Product Launches Are Encouraging

Eli Lilly and Company (NYSE: LLY) announced financial results for the first quarter of 2003.

First-Quarter Highlights

o Sales increased 13 percent, to $2.889 billion, driven primarily by robust double-digit growth of Zyprexa(R), Humalog(R), Actos(R), Gemzar(R) and Evista(R) as well as initial sales from the three recent new product launches.
o Reported net income and diluted earnings per share decreased 35 percent and 34 percent, to $407.0 million and $.38, respectively, due to unusual charges.
o Excluding unusual charges in the first quarter of 2003 related to asset impairments, restructuring and other special charges, normalized net income and diluted earnings per share both increased 5 percent, to $661.3 million and $.61, respectively.

Reconciliation of Reported to Normalized First-Quarter
------------------------------------------------------
Earnings per Share                                                First-Quarter             % Over/(Under)
------------------                                                -------------             --------------
                                                              2003             2002              2002
                                                              ----             ----              ----
E.P.S. (AS REPORTED, DILUTED)                                  $.38            $.58             (34%)
Add back unusual charges:
   Asset impairments, restructuring and
     other special charges (a)                                  .23             -
                                                            ---------       ---------
E.P.S. (NORMALIZED AND DILUTED)                                $.61            $.58               5%
                                                            =========       =========

(a) Refer to separate section in press release for a description of these unusual charges.

Pharmaceutical Product Sales Highlights

                                                            % Change
(Dollars in millions)                First Quarter        Over/(Under)
                                   ---------------        ------------
                                     2003       2002          2002
                                     ----       ----          ----
Zyprexa                               $958.3    $819.4            17%
Diabetes Care Products                 633.4     502.9            26%
Gemzar                                 233.9     197.5            18%
Evista                                 214.0     177.9            20%

Significant Events Over the Last Three Months

o Strattera(TM) was launched in the U.S. for the treatment of attention-deficit hyperactivity disorder (ADHD) in children, adolescents and adults.
o The first U.S. prescriptions for Forteo(R) were written following its December 2002 launch and one-month sampling. Forteo is approved by the U.S. Food and Drug Administration (FDA) for the treatment of osteoporosis in postmenopausal women at high risk for a fracture and to increase bone mass in men with primary or hypogonadal osteoporosis who are at high risk for a fracture.
o Cialis(TM) was launched in the European Union as well as Australia and New Zealand for the treatment of erectile dysfunction in these countries.
o The FDA informed Lilly of a six-month review time following the company's recent submission of its full response to the Cymbalta(TM) approvable letter. Cymbalta's final approval is also subject to successful completion of a manufacturing inspection. Therefore, at this point in time, the company believes a realistic timeline to complete the regulatory approval process for Cymbalta is the fourth quarter of 2003.
o Lilly filed its European submission for duloxetine for the treatment of stress urinary incontinence.

"Robust sales growth across our key products drove Lilly's first-quarter results," said Sidney Taurel, Lilly chairman, president and chief executive officer. "Zyprexa, which is faced with new competition, as well as Humalog, Actos, Gemzar and Evista, all generated strong double-digit sales growth. In addition, thanks to effective market planning and sales implementation for our three recent new-product launches, we are seeing encouraging initial results. In fact, Strattera had more total prescriptions in its first three months following launch than any other new neuroscience product in history. Our first-quarter performance will enable us during the remainder of this year to make even greater investments to optimize the recent product launches and prepare for the launches of up to four other new products by the end of 2004."

Pedro P. Granadillo, senior vice president for Lilly, commented on Lilly's manufacturing situation, "We have been in ongoing dialogue with the FDA while developing and implementing our Good Manufacturing Practices improvement plan since it was submitted to the agency last October. Our discussions with the FDA continue to be very constructive and collaborative and confirm that we are on the right track with our ongoing improvement efforts. The FDA recently formalized its feedback in a letter, which summarizes the agency's general expectations for bringing our Indianapolis facilities into compliance. The next major milestone in the process will be the reinspections of the dry products facility, where Cymbalta is manufactured, and the sterile injectable facility, where Zyprexa IntraMuscular is manufactured."

First-Quarter Results
Worldwide sales for the quarter were $2.889 billion, an increase of 13 percent compared with the first quarter of 2002. This increase was driven by the strong performance of Zyprexa, Humalog, Actos, Gemzar and Evista as well as sales from the launch of Strattera during the quarter. Worldwide sales volume increased 7 percent, while selling prices and exchange rates increased sales by 2 and 4 percent, respectively.

Gross margins as a percent of sales decreased by 0.8 percentage points, to 78.5 percent. This decrease was due to costs associated with quality improvements as well as growth in capacity in the company's manufacturing operations, offset partially by a favorable sales mix of higher margin products.

Overall, marketing and administrative expenses increased 18 percent, to $914.5 million, which was attributable to marketing expenses in support of the new product launches, increased incentive compensation and costs associated with certain pending litigation. Research and development expenses were $529.6 million, or 18 percent of sales. Compared with the first quarter of 2002, research and development expenses increased 5 percent primarily due to increased incentive compensation.

Operating income decreased 37 percent, to $470.1 million, due to the unusual charges related to asset impairments, restructuring and other special charges noted below. Excluding unusual charges, operating income increased 10 percent over the first quarter of 2002, driven by increased sales. Net other income declined primarily due to less income from outlicensing of development-stage products and less miscellaneous license fee income in the first quarter of 2003, offset partially by increased income from partnered products in development. Net income and diluted earnings per share for the first quarter decreased 35 percent and 34 percent, to $407.0 million and $.38, respectively, due to the unusual charges noted below. Excluding the unusual charges, net income and earnings per share both increased 5 percent for the first quarter, driven by increased sales, offset partially by decreased gross margins as a percent of sales and lower net other income.

Unusual Charges
As previously disclosed, in December 2002, the company initiated a plan of eliminating approximately 700 positions worldwide in order to streamline its infrastructure. While a substantial majority of affected employees were successfully placed into other positions in the company, severance expenses were incurred in the first quarter for those employees who elected the company's voluntary severance package. The restructuring and other special charges, which are primarily voluntary severance expenses, were $52.5 million (pretax), or $.03 per share (after-tax) in the first quarter.

In addition, as part of the company's previously disclosed ongoing strategic review, the company made decisions during the first quarter of 2003 that resulted in the impairment of certain assets, primarily manufacturing assets in the U.S. This review did not result in any closure of facilities, but certain assets located at various manufacturing sites were affected. These asset impairment charges incurred in the first quarter were $114.6 million (pretax), or $.07 per share (after-tax).

In August 2001, Lilly licensed from Isis Pharmaceuticals, Inc., Affinitak(TM), a non-small-cell lung cancer drug candidate, and entered into a research collaboration to discover antisense drugs. In conjunction with this agreement, Lilly made an equity investment in Isis and committed to a loan to fund the four-year research collaboration. In addition, Lilly made a loan to Isis to fund the building of a manufacturing suite for Affinitak. Recently, disappointing results were reported from Affinitak's first Phase III trial, which will delay any potential future submission. In light of this first-quarter development and in view of the current market climate as it relates to Isis's stock price, in accordance with Generally Accepted Accounting Principles, Lilly has recorded certain charges primarily related to the impairment of Isis-related assets on Lilly's balance sheet and has written these assets down to current fair market value. The assets include the equity investment and collaboration loan, which are tied to Isis's stock price, as well as the construction loan. The Isis-related charges incurred in the first quarter were $186.8 million (pretax), or $.13 per share (after-tax). Lilly is continuing to follow patients currently enrolled in the second Phase III study but has suspended further enrollment in this and other studies of Affinitak, pending a review upon completion of the second Phase III trial. Lilly and Isis are continuing their research collaboration to discover antisense drugs in the areas of oncology and inflammatory and metabolic diseases.

In summary, total asset impairments, restructuring and other special charges incurred in the first quarter of 2003 were $353.9 million (pretax), or $.23 per share (after-tax).

Zyprexa
In the first quarter of 2003, Zyprexa sales totaled $958.3 million, a 17 percent increase over the first quarter of 2002. U.S. sales of Zyprexa increased 9 percent, to $604.0 million, despite a new market entrant and ongoing budget pressures with state Medicaid programs. Sales outside the United States increased 34 percent, to $354.3 million.


Diabetes Care Products
Diabetes care revenue, composed primarily of Humulin(R), Humalog, and Actos(R), increased 26 percent, to $633.4 million, compared with the first quarter of 2002. Diabetes care revenue increased 29 percent in the U.S., to $412.2 million, and increased 21 percent in international markets, to $221.2 million.

In the first quarter of 2003, worldwide Humulin sales increased 3 percent, to $241.0 million, compared with the first quarter of 2002. Worldwide Humalog sales for the first quarter were $248.8 million, an increase of 40 percent compared with a year ago. Actos generated $133.2 million of revenue for Lilly in the first quarter, which represents an increase of 80 percent. The increase in Actos revenue realized by Lilly is due to strong growth in underlying product sales and to the contract terms with Takeda Chemical Industries, Ltd., which resulted in a favorable comparison relative to the first quarter of the prior year. As previously disclosed, since Lilly's share of revenue from the agreement with Takeda will vary quarter to quarter based on contract terms, Actos revenue will not necessarily track with product sales. As a result, it is difficult to make quarterly comparisons for Actos revenue.

Gemzar
Gemzar had sales totaling $233.9 million for the quarter, an increase of 18 percent from the first quarter of 2002. Gemzar sales increased 15 percent in the U.S. and 23 percent outside the U.S., to $125.4 million and $108.5 million, respectively. The U.S. Gemzar sales growth rate benefited considerably due to lower sales in the first quarter of the prior year due to an inventory work off by wholesalers.

Evista
Evista sales were $214.0 million, a 20 percent increase compared with the first quarter of 2002. U.S. sales of Evista increased 9 percent, to $152.5 million, while sales outside the United States increased 60 percent, to $61.5 million.

Xigris
Sales of Xigris(R) were $35.9 million, an increase of 63 percent compared with $22.0 million in the first quarter of 2002. During the quarter, U.S. sales of Xigris increased 22 percent, to $26.7 million, and sales outside the United States were $9.2 million.

Recent New Product Launches
Launched in the U.S. in January 2003, Strattera generated $55.0 million of sales during the first quarter, which included approximately $18 million of initial stocking. The company is encouraged by these early results, which were above its expectations.

Sales of Forteo during the first quarter were $4.1 million following its December 2002 U.S. launch and one-month sampling. At this early stage of the launch, the sales uptake for Forteo is in line with the company's expectations.

During February and March 2003, Cialis was launched in the European Union, as well as Australia and New Zealand. Lilly is encouraged by the early results and feedback indicating that Cialis is being favorably received not only with patients but also with physicians. Cialis sales that are reported in Lilly's revenue were $4.9 million, which includes initial stocking in Australia, New Zealand and Saudi Arabia, the Lilly-only territories. Cialis sales in the European Union, a Lilly ICOS LLC joint venture territory, will be announced on April 30, 2003, the day of ICOS's quarterly financial conference call. These Lilly ICOS LLC joint venture sales are not reported in Lilly's revenue but rather are part of the joint venture's income statement along with related expenses. Lilly reports its 50 percent share of the joint venture operating results in Lilly's net other income. The joint venture operating results will also be announced on April 30, 2003, the day of ICOS's quarterly financial conference call.

Animal Health
Worldwide sales of animal health products in the first quarter were $172.8 million, an increase of 3 percent compared with the first quarter of 2002. Excluding the effect of exchange rates, sales increased by 1 percent for the quarter.

Financial Expectations for Second Quarter and Full Year 2003
The company expects earnings per share to be in the range of $.59 to $.61 for the second quarter of 2003 and reconfirmed earnings-per-share expectations of $2.50 to $2.60 for the full year 2003. The full-year earnings guidance excludes the asset impairments, restructuring and other special charges that were incurred during the first quarter of 2003. In response to the recently issued SEC Regulation G, the company notes that, if the first-quarter unusual items were not excluded, then the reported earnings-per-share guidance for 2003 would be $2.27 to $2.37. In addition, the company's earnings guidance for the second quarter and full year excludes future unusual items. The company is not aware at this time of any material unusual items that will occur in the remainder of 2003.

Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the first-quarter 2003 earnings conference call through a link on Lilly's website at www.lilly.com. The conference call will be held today from 9:30 a.m. to 10:30 a.m. Eastern Daylight Savings Time

(8:30 a.m. to 9:30 a.m. Indianapolis time) and will be available for replay via the website through May 20, 2003.

Lilly, a leading innovation-driven corporation, is developing a growing portfolio of best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers -- through medicines and information -- for some of the world's most urgent medical needs. Additional information about Lilly is available at www.lilly.com.

This press release contains forward-looking statements that are based on management's current expectations, but actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. In particular, there is substantial uncertainty surrounding the ultimate impact of the company's manufacturing compliance issues on the timing of new product launches and on the company's results. The failure to resolve these issues to the FDA's satisfaction could result in delayed product approvals, recalls, fines and penalties, and other sanctions. The earnings guidance provided in this release assumes no significant financial penalties from the FDA related to the company's manufacturing issues. The company's results may also be affected by such factors as the continuing impact of generic fluoxetine on Prozac(R) sales in the United States, competitive developments affecting current growth products, rate of sales growth of recently launched products, the timing of anticipated regulatory approvals and launches of new products, other regulatory developments and litigation involving current and future products and manufacturing facilities, the impact of governmental actions regarding coverage and reimbursement for pharmaceuticals, and the impact of exchange rates. For additional information about the factors that affect the company's business, please see Exhibit 99 to the company's latest Form 10-K filed March 2003. The company undertakes no duty to update forward-looking statements.

                                      # # #


Actos(R) (pioglitazone hydrochloride, Takeda), Takeda
Cialis(TM) (tadalafil, ICOS), Lilly ICOS LLC
Cymbalta(TM) (duloxetine hydrochloride, Lilly)
Evista(R) (raloxifene hydrochloride, Lilly)
Forteo(R) (teriparatide of recombinant DNA origin injection, Lilly) Gemzar(R) (gemcitabine hydrochloride, Lilly)
Humalog(R) (insulin lispro injection of recombinant DNA origin, Lilly) Humatrope(R) (somatropin of recombinant DNA origin, Lilly)
Humulin(R) (human insulin of recombinant DNA origin, Lilly)
Prozac(R) (fluoxetine hydrochloride, Dista)
Prozac(R) Weekly(TM) (fluoxetine hydrochloride, Dista)
ReoPro(R) (abciximab, Centocor), Lilly
Sarafem(R) (fluoxetine hydrochloride, Lilly)
Strattera(TM) (atomoxetine hydrochloride, Lilly)
Xigris(R) (drotrecogin alfa (activated), Lilly)
Zyprexa(R) (olanzapine, Lilly)

Zyprexa(R) IntraMuscular (olanzapine, Lilly)




















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

Eli Lilly and Company
Operating Results  (Unaudited)
(Dollars in millions, except per share data)

                                                        Three Months Ended
                                                             March 31
                                                     2003                 2002
                                               --------------        --------------
Net sales                                      $      2,889.4        $      2,561.1

Cost of sales                                           621.3                 530.1
Research and development                                529.6                 502.8
Marketing and administrative                            914.5                 777.3
Asset impairments, restructuring and
   other special charges                                353.9                     -
                                               --------------        --------------
Operating income                                        470.1                 750.9

Interest expense                                        (15.5)                 (9.6)
Other income -- net                                      39.3                  65.4
                                               --------------        --------------
Income before income taxes                              493.9                 806.7
Income taxes                                             86.9                 177.5
                                               --------------        --------------
Net income                                     $        407.0        $        629.2
                                               ==============        ==============
Earnings per share -- basic                    $         0.38        $         0.58
                                               ==============        ==============
Earnings per share -- diluted                  $         0.38        $         0.58
                                               ==============        ==============

Dividends paid per share                       $        0.335        $         0.31
Weighted-average shares
      outstanding (thousands)                       1,076,076             1,077,130
Weighted-average shares
      outstanding (thousands) -- diluted            1,083,217             1,088,200




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

Eli Lilly and Company
Operating Results  (Unaudited) -- NORMALIZED
(Dollars in millions, except per share data)

                                                    Three Months Ended
                                                          March 31
                                               2003 (a)                2002
                                            --------------        --------------
Net sales                                   $      2,889.4        $      2,561.1

Cost of sales                                        621.3                 530.1
Research and development                             529.6                 502.8
Marketing and administrative                         914.5                 777.3
                                            --------------        --------------
Operating income                                     824.0                 750.9

Interest expense                                     (15.5)                 (9.6)
Other income -- net                                   39.3                  65.4
                                            --------------        --------------
Income before income taxes                           847.8                 806.7
Income taxes                                         186.5                 177.5
                                            --------------        --------------
Net income                                  $        661.3        $        629.2
                                            ==============        ==============
Earnings per share -- basic                 $         0.61        $         0.58
                                            ==============        ==============
Earnings per share - diluted                $         0.61        $         0.58
                                            ==============        ==============
Dividends paid per share                    $        0.335        $         0.31
Weighted-average shares
   outstanding (thousands)                       1,076,076             1,077,130
Weighted-average shares
   outstanding (thousands) -- diluted            1,083,217             1,088,200


(a) The 2003 first-quarter amounts are adjusted to exclude significant unusual charges of $353.9 million for asset impairments, restructuring and other special charges. Refer to separate section in press release for a description of these unusual charges.




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

Eli Lilly and Company
Major Pharmaceutical Product Sales and Revenues (Unaudited)
(Dollars in millions)

                                      % Change
                   First Quarter     Over/(Under)
                  2003      2002         2002
                ------------------   ------------
Zyprexa          $958.3    $819.4        17%
Humalog           248.8     177.4        40%
Humulin           241.0     234.5         3%
Gemzar            233.9     197.5        18%
Evista            214.0     177.9        20%
Prozac family     149.9     186.1       (19%)
Actos             133.2      73.8        80%
ReoPro             93.1      91.7         2%
Humatrope          84.8      77.6         9%
Strattera          55.0         -         -




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

Eli Lilly and Company
Consolidated Balance Sheets


                                               March 31, 2003   December 31, 2002
                                              ------------------------------------
                                                     (Dollars in millions)
                                                (Unaudited)
ASSETS
CURRENT ASSETS
   Cash and cash equivalents.................    $ 2,204.1         $ 1,945.9
   Short-term investments....................      1,342.2           1,708.8
   Accounts receivable, net of allowances
     for doubtful amounts of  $69.5 (2003)
     and $66.4  (2002).......................      1,655.7           1,670.3
   Other receivables.........................        461.6             403.9
   Inventories...............................      1,584.7           1,495.4
   Deferred income taxes.....................        374.6             331.7
   Prepaid expenses..........................        536.9             248.1
                                                 ---------         ---------
   TOTAL CURRENT ASSETS......................      8,159.8           7,804.1

OTHER ASSETS
   Prepaid pension...........................      1,550.6           1,515.4
   Investments...............................      3,183.2           3,150.4
   Sundry....................................      1,294.2           1,279.1
                                                 ---------         ---------
                                                   6,028.0           5,944.9

PROPERTY AND EQUIPMENT
   Land, buildings, equipment, and
     construction-in-progress................      9,682.6           9,546.1
                                                 ---------         ---------
   Less allowances for depreciation..........      4,228.8           4,253.1
                                                 ---------         ---------
                                                   5,453.8           5,293.0
                                                 ---------         ---------
                                                 $19,641.6         $19,042.0
                                                 =========         =========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
   Short-term borrowings.....................    $   168.1         $   545.4
   Accounts payable..........................        602.0             676.9
   Employee compensation.....................        240.5             231.7
   Dividends payable.........................            -             375.8
   Income taxes payable......................      1,645.4           1,761.9
   Other liabilities.........................      1,920.7           1,471.8
                                                 ---------         ---------
   TOTAL CURRENT LIABILITIES.................      4,576.7           5,063.5

LONG-TERM DEBT...............................      4,786.7           4,358.2
OTHER NONCURRENT LIABILITIES.................      1,550.6           1,346.7
                                                 ---------         ---------
                                                   6,337.3           5,704.9

COMMITMENTS AND CONTINGENCIES                            -                 -

SHAREHOLDERS' EQUITY
   Common stock..............................        702.4             702.1
   Additional paid-in capital................      2,610.0           2,610.0
   Retained earnings.........................      8,886.8           8,500.1


Employee benefit trust........................    (2,635.0)         (2,635.0)
Deferred costs-ESOP...........................      (122.0)           (123.3)
Accumulated other comprehensive loss..........      (605.9)           (670.8)
                                                 ---------         ---------
                                                   8,836.3           8,383.1
Less cost of common stock in treasury.........       108.7             109.5
                                                 ---------         ---------
                                                   8,727.6           8,273.6
                                                 ---------         ---------
                                                 $19,641.6         $19,042.0
                                                 =========         =========




                                     - 14 -